Exhibit 3.18

ARTICLES OF INCORPORATION

OF

LABARGE/STC, INC.

We, the undersigned natural persons of the age of eighteen years or more, acting as incorporators of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE ONE

The name of the corporation is LaBarge/STC, Inc.

ARTICLE TWO

The period of its duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are:

To engage in the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FOUR

The aggregate number of shares which the corporation shall have authority to issue is thirty thousand (30,000) of the par value of one dollar ($1.00) each without par value.

ARTICLE FIVE

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of one thousand dollars ($1000.00), consisting of money, labor done or property actually received, which sum is not less than one thousand dollars ($1,000).

IN WITNESS WHEREOF, we have hereunto set our hands this twelfth day of April, 1996.

/s/ Karen L. Buss
Karen L. Buss, Incorporator

/s/ Willinetta J. Zaricor
Willinetta J. Zaricor, Incorporator

/s/ Naomi L. Green
Naomi L. Green, Incorporator

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